Hydrogen Engine Center, Inc. Hires Power Generation Industry Expert To Lead Advanced Products Group

For Immediate Release - January 9, 2007 - Algona, IA - Ted Hollinger, Founder and President of Hydrogen Engine Center, Inc. (HEC) (OTCBB: HYEG.OB), announced today that Donald Vanderbrook is joining the company as Vice President and General Manager responsible for manufacturing operations, sales and engineering. “I am pleased to welcome Don to our leadership team,” commented Hollinger. “He joins us at a perfect time, as we accelerate our engineering and design operations to deliver new technology products. Throughout his career, Don has directed strategic lines of business in the power sector. The addition of Don to HEC’s management team is part of the Company’s strategy to accelerate the deployment of the Company’s high technology, non-polluting alternative fuel engines and power systems to meet the rapidly increasing demand for these products from the power utility and wind power industries. Don will head up the team that intends to position our company to meet that rapidly growing opportunity.”

Vanderbrook spent the last 9 years at Generac Power Systems. In his new assignment at HEC, Vanderbrook will manage corporate sales and operations, and help drive the market introduction and manufacturing build-up of HEC’s family of advanced alternative fuel products. Mr. Vanderbrook has extensive experience in the power generation and power quality industries as well as in metal joining, engines, and heat transfer processes. His functional experience spans engineering, manufacturing, sales and operations.

In other HEC personnel news, Robert P. Morrison, who has been the acting HEC Chief Operating Officer, has left the company and returned to his home in Wisconsin. Morrison helped HEC through some key transitional projects, and he will now continue to provide his expertise as a consultant to HEC

Hollinger added, “We want to thank Bob Morrison for his expertise in helping HEC manage some essential transitional work. As we look to the future for HEC in the alternative fuel and power products markets, we are very optimistic about two things - The market opportunity is expanding faster than anyone predicted; and HEC is committed to build the team to help us become a technology and product leader in the sector. Bob, Don and the entire HEC team are helping the company to achieve its targets.”

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. Development of an ammonia-fueled engine is underway. HEC trades on the Bulletin Board under the symbol “HYEG.OB.” Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Media Contact:
Maggie Nye (maggie@vendely.com)
Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
818.623.1000